Exhibit 99.1

Oasis Petroleum Inc. Announces Preliminary Ranges for 2015 and Provides an Operations Update

Houston, Texas - December 10, 2014 - Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced preliminary ranges for 2015 activity based on current market conditions and provided an update on its operations in the Williston Basin.

Highlights for 2015 preliminary ranges:

•	Total capital expenditures of $750 million to $850 million in 2015

•	Drilling and completion capital of $650 million to $750 million in 2015

•	Year over year production growth of 5 to 10% in 2015

•	Moving to a six rig development program by the end of March 2015, primarily focused in Indian Hills

•	Strong hedge position in 2015 with $164 million of value if crude oil pricing at NYMEX West Texas Intermediate (“WTI”) is $70 per barrel and $249 million of value if WTI is $60 per barrel

•	As of December 8, 2014, Oasis had approximately $1.6 billion in liquidity including its $2.0 billion borrowing base
“Oasis has a premier position in the heart of the Williston Basin with a highly economic inventory across the play,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We plan to focus our development program in Indian Hills during 2015 to capitalize on both existing infrastructure and the success that we have delivered with high intensity completions in this area. We have over eight years of remaining inventory specifically in Indian Hills and South Cottonwood, which perform in the upper end or above our type curve ranges. We also have the ability to move rigs, if needed, to areas outside of Indian Hills and South Cottonwood and still deliver wells with very attractive economics even in an environment with $60 per barrel WTI. The team has successfully optimized well costs to levels that make drilling across our operated drilling spacing units economic at low oil prices, even before accounting for expected service cost reductions. To the extent market conditions change, we maintain the ability to adjust our plan as circumstances dictate.”
Mr. Nusz added, “Because we have flexibility with our rig contracts, we have scheduled our program to have ten rigs running by the end of January 2015 and six rigs running by the end of March 2015. We plan on delaying a number of completions during winter months to later in the year. In addition to prudently managing our development program, we also have a strong hedge position in 2015 with over 53% of 2015 oil volumes hedged with an average floor of $89.13.”
Oasis continues to anticipate producing between 47,000 to 49,000 barrels of oil equivalent per day in the fourth quarter of 2014, which will result in aggregate year over year growth of approximately 35%. As of December 8, 2014, Oasis had $500 million drawn under its $2.0 billion borrowing base and had $82 million in cash and cash equivalents. The Company posted a presentation for December 2014 on its website at www.oasispetroleum.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.